Exhibit 10.2

Parties to Tier II Retention Incentive Agreements:

Don Girskis
Pedro Rump
Mike Healy

RETENTION INCENTIVE AGREEMENT

This Retention Incentive Agreement (the “Agreement”) is made and entered into as of _________, 2011 (the “Effective Date”), by and between ShoreTel, Inc., a Delaware corporation (the “Company”), and ___________________ (the “Executive”).

RECITALS
WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes;

WHEREAS, the Company draws upon the knowledge, experience, expertise and advice of the Executive to manage its business for the benefit of the Company’s stockholders;

WHEREAS, the Company has agreed to provide Executive with security and encouragement to remain with the Company by providing certain benefits on termination of employment subject to specified conditions;

WHEREAS, the Company believes that the existence of this Agreement will serve as an incentive to Executive to remain in the employ of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention and dedication to the success of the Company.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.             PURPOSE

The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control or a Termination in Absence of a Change of Control as an incentive to the Executive to remain in the employment of the Company and to be focused and motivated to work to maximize the value of the Company for the benefit of its stockholders.  This Agreement does not affect the “at-will” nature of the Executive’s employment and either the Executive or Company may terminate the Executive’s employment at any time for any reason.

2.             TERMINATION BENEFITS

2.1
Prior Obligations.  In the event that Executive’s employment terminates for any reason, including voluntary resignation and termination for Cause, Executive shall be entitled to the benefits under this Section 2.1:

2.1.1	Accrued Salary and Vacation. A lump sum payment of all salary and accrued vacation earned through the Termination Date.

2.1.2
Expense Reimbursement.  Upon submission of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with past practices, in connection with the business of the Company prior to the Executive’s Termination Date.

2.1.3
Employee Benefits.  Benefits, if any, under any 401(k) plan, nonqualified deferred compensation plan, employee stock purchase plan and other Company benefit plans under which the Executive may be entitled to benefits, subject to and payable pursuant to the terms of such plans.

2.2
Termination in Absence of a Change of Control:  Subject to the Executive executing a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A, in the event of the Executive’s Termination in the Absence of a Change of Control, in addition to the benefits provided under Section 2.1 of this Agreement, Executive shall be entitled to the following benefits:

2.2.1	Executive shall receive a lump sum payment in an amount equal to six (6) months of Executive’s Base Salary, less applicable withholding, payable in one lump sum.

2.2.2
Provided that Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will reimburse Executive for premiums paid for such continuation coverage for a period of six (6) months after Executive’s Termination Date.

2.3
Additional Benefits on Termination Upon Change of Control.  Subject to the Executive executing a binding Termination Release Agreement in a form specified by the Company substantially as attached as Exhibit A, in the event of the Executive’s Termination Upon a Change of Control, in addition to the benefits provided under Section 2.1 of this Agreement (and in place of the benefits provided under Section 2.2 of this Agreement), Executive shall be entitled to the following benefits:

2.3.1	Executive shall receive a lump sum payment in an amount equal to twelve (12) months of Executive’s Base Salary, less applicable withholding.

2.3.2	Executive shall receive a lump sum payment in an amount equal to one hundred percent (100%) of Executive’s annual target bonus, less applicable withholding.

2.3.3
Provided that Executive timely elects continuation coverage pursuant to COBRA, the Company will reimburse Executive for premiums paid for such continuation coverage for a period of twelve (12) months after Executive’s

2.3.4
Seventy five percent (75%) of Executive’s unvested, outstanding Equity Awards granted to Executive prior to the Change of Control shall have their vesting and exercisability accelerated in full.  The Executive shall be entitled to exercise any Equity Award within the period as specified by the Equity Award, but in no event later than the expiration date of the Equity Award; provided, however, to the extent permitted by Section 409A (as defined below), the regulations thereunder, and the terms of the Equity Awards, that if such Equity Awards are not assumed by the Successor in a Change of Control, they shall accelerate in full and must be exercised or cashed out in full prior to the consummation of the Change of Control regardless of whether there occurs a Termination Upon Change of Control.

2.4
Timing of Payments.  Other than COBRA premium reimbursements, all payments made under Section 2 of this Agreement shall be made as soon as practicable but in no event later than March 15 of the year following the Termination Date provided that, for any payments where a release is required, such release has been executed and is effective within sixty (60) days following the Executive’s Termination Date, and provided further that any payments owed under this Agreement in connection with a Change of Control will be paid within sixty (60) days following the consummation of such Change of Control if Executive’s Termination Date is prior to the consummation of the Change of Control.

3.             FEDERAL EXCISE TAX UNDER SECTION 280G

If (1) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then Executive’s termination benefits hereunder will be payable, at Executive’s election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, in Executive’s receipt on an after-tax basis of the greatest amount of termination and other benefits.  The determination of any reduction required pursuant to this section (including the determination as to which specific payments shall be reduced) shall be made by a neutral party designated by the Company and such determination shall be conclusive and binding upon the Company or any related corporation for all purposes.  In the event Executive elects to receive such lesser amount of the payments and benefits under this Agreement the payments and benefits shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A; and (C) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A.  In the event that acceleration of vesting of stock and other equity-based award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock and other equity-based awards unless Executive elects in writing a different order for cancellation.

4.             DEFINITIONS

4.1	Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

4.2	“Base Salary” means the base salary of the Executive immediately preceding the Executive’s Termination Date.

4.3           “Cause” means:

(a)
material failure to perform Executive’s duties; provided that no termination for Cause under this subsection (a) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct Executive’s behavior; or

(b)
engagement in intentional misconduct which is materially detrimental to the Company; provided that no termination for Cause under this subsection (b) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his or her behavior; or

(c)
failure or refusal to comply in any material respect with the terms of the Company’s Assignment and Confidentiality Agreement, the Company’s insider trading policy, or any other reasonable policies of the Company; provided that no termination for Cause under this subsection (c) shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for Cause, and (ii) has had at least 30 days to cure or correct his or her behavior;

(d)	an act or acts of material fraud or dishonesty undertaken by Executive and intended to result in Executive’s substantial gain or personal enrichment at the expense of the Company;

(e)	conviction of or plea of no contest to any felony; or

(f)	a good faith determination by the Company Board of Directors (“Board”) that Executive has failed to cooperate with the Company in any investigation or formal proceeding.

4.4           “Change of Control” means:

(a)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s outstanding securities;

(b)
the consummation of a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(d)
a change in the composition of the Board occurring within a twelve (12) month period, as a result of which fewer than a majority of the Directors are “Incumbent Directors.”  “Incumbent  Directors shall mean Directors who either (i) are Directors as of the date of this Agreement, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company (other than those directors who are directors on the date when this Agreement is executed by Executive.

4.5	“Company” shall mean ShoreTel, Inc. and, following a Change of Control, any Successor.

4.6
“Equity Award” shall mean any option, restricted stock award, restricted stock unit award, stock appreciation right or other equity award to acquire shares of the Company’s common stock granted or issued to the Executive.

4.7	“Good Reason” means a material negative change in the service relationship by the occurrence of any of the following conditions, without the Executive’s written consent:

(a)
a material reduction of Executive’s authority, duties, or responsibilities relative to Executive’s authority, duties, or responsibilities in effect immediately prior to such reduction, or the removal of Employee from such position, duties and responsibilities, unless Employee is provided with comparable authority, duties, and responsibilities; provided, however, that a reduction in authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Financial Officer of the Company performs similar duties for the Company or its business operations following a Change of Control but is not made the Chief Financial Officer of the acquiring corporation) shall not, in and of itself, constitute a “Good Reason Event”;

(b)	a ten percent (10%) or more reduction in the Executive’s Base Salary (other than an equivalent percentage reduction in annual base salaries that applies to Executive’s entire business unit);

(c)	the Company’s requiring the Executive to be based at any office or location more than 35 miles from the office where the Executive was based immediately preceding the Change of Control; or

(d)	The Company’s failure to obtain the assumption of this Agreement by any successor corporation to or acquirer of the Company.

4.8	“Permanent Disability” means “disability” as defined in Section 409A and Treasury Regulations promulgated thereunder:

4.9	“Successor” means the Company as defined above and any successor to or assignee of substantially all of its business and/or assets whether or not as part of a Change of Control.

4.10	“Termination Date” means the effective date of an Executive’s “separation from service” (as defined in Section 409A and Treasury Regulations promulgated thereunder).

4.11	“Termination in Absence of Change of Control” means:

4.11.1
any termination of the Executive’s employment by the Company without Cause other than during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following a Change of Control.

4.11.2
any resignation by the Executive for Good Reason where (i) such Good Reason occurs other than during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure and (iii) the Executive terminates employment within thirty (30) days following the expiration of such cure period.

4.11.3
Notwithstanding the foregoing, the term “Termination in Absence of Change of Control” shall not include any termination of the Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of the Executive voluntarily terminating Executive’s employment with the Company voluntarily or for other than Good Reason.

4.12         “Termination Upon Change of Control” means:

4.12.1
any termination of the employment of the Executive by the Company without Cause during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the consummation of a Change of Control; or

4.12.2
any resignation by the Executive for Good Reason where (i) such Good Reason occurs during the period commencing during the period beginning three (3) months prior to the consummation of a Change of Control and ending on the date which is twelve (12) months following the Change of Control, (ii) notice is provided to the Company within ninety (90) days of the existence of Good Reason with a thirty (30) day opportunity to cure and (iii) the Executive terminates employment within thirty (30) days following the expiration of such cure period.

4.12.3
Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of Executive’s employment (1) by the Company for Cause; (2) by the Company as a result of Executive’s Permanent Disability; (3) as a result of Executive’s death; or (4) as a result of Executive’s voluntary termination of Executive’s employment with the Company other than for Good Reason.

5.             RELEASE OF CLAIMS

Executive’s receipt of payments and benefits under this Agreement is conditioned upon the delivery by Executive of a signed and effective Termination Release Agreement in substantially the form attached hereto as Exhibit A, provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company.

6.             EXCLUSIVE REMEDY

The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any Termination Upon a Change of Control with respect to which the payments and/or benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7.             CONFLICT IN BENEFITS; NONCUMULATION OF BENEFITS

7.1
No Limitation of Regular Benefit Plans.  Except as provided in Section 7.2 below, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including without limitation the Company’s equity incentive plans.

7.2
Noncumulation of Benefits.  The Executive may not cumulate cash severance payments, acceleration of Equity Award vesting or other termination benefits under both this Agreement, any other written agreement with the Company and/or another plan or policy of the Company.  If the Executive has any other binding written agreement or other binding arrangement with the Company that provide that upon a change of control or termination of employment the Executive shall receive change of control, termination, severance or similar benefits, then Executive hereby expressly waives Executive’s rights to such other benefits and any agreement providing such benefits terminates and is superseded on the Effective Date of this Agreement.

8.             PROPRIETARY AND CONFIDENTIAL INFORMATION

Executive’s receipt of the payments and benefits described in this Agreement are conditioned upon the Executive’s acknowledgment of Executive’s continuing obligation under, and Executive’s agreement to abide by the terms and conditions of, the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.  Accordingly, during the term of this Agreement and following any Termination Upon Change of Control, Executive agrees to continue to abide by the terms and conditions of the Company’s Confidentiality and/or Proprietary Rights Agreement between the Executive and the Company.

9.             NON-SOLICITATION

For a period of one (1) year after the Executive’s Termination Upon Change of Control, the Executive will not solicit the services or business of any employee or consultant of the Company to discontinue that person’s or entity’s relationship with or to the Company without the written consent of the Company.

10.           ARBITRATION

10.1
Disputes Subject to Arbitration.  Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

10.2	Site of Arbitration. The site of the arbitration proceeding shall be in Santa Clara County, California.

11.           NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed return receipt requested as follows:

If to the Company:

960 Stewart Drive
Sunnyvale, CA 94085
Attn: Legal Department

and , if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company.  Either party may provide the other with notices of change of address, which shall be effective upon receipt.

12.           MISCELLANEOUS PROVISIONS

12.1
Heirs and Representatives of the Executive; Successors and Assigns of the Company.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

12.2
No Assignment of Rights.  The interest of the Executive in this Agreement or in any distribution to be made under this Agreement may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 13.2 shall be void.

12.3
Amendment; Waiver.  No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

12.4
Entire Agreement.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied) and expressly supersedes any existing agreement or understanding providing for any change control, severance, termination or similar benefits by and between the Executive and the Company.

12.5
Withholding Taxes; 409A.  All payments made under this Agreement shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.   For purposes of this Agreement, to the extent required, any termination of employment will be determined consistent with the rules relating to “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Executive’s termination of employment constitute deferred compensation subject to Section 409A, and Executive is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from Executive’s separation from service from the Company or (ii) the date of Executive’s death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive including, without limitation, the additional twenty-percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between Executive’s termination of employment and the first payment date but for the application of this provision (in a lump sum and without interest), and the balance of the installments (if any) will be payable in accordance with their original schedule.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A (or any state law of similar effect), such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.6
Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

12.7
Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without regard to where the Executive has his residence or principal office or where he performs his duties hereunder.

12.8	Effective Date; Term of Agreement.

12.8.1
Term of Agreement.  The term of this Agreement shall commence on the Effective Date and continue until the earlier of (a) [__________], and (b) such time as all of the obligations of the parties hereto with respect to this Agreement have been satisfied. The term of this Agreement may be renewed or extended by written agreement between Executive and the Company.

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Executive

[NAME]

Address:

shoretel, inc.

By:

Title:

EXHIBIT A

Termination Release Agreement

In consideration of the severance benefits (the “Severance Benefits”) offered to me by ShoreTel, Inc. (the “Employer”) pursuant to my Retention Incentive Agreement with Employer dated _________, 2008 (the “Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.       On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Employer, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release.  The claims subject to this release include, but are not limited to, those relating to my employment with Employer and/or any predecessor or successor to Employer and the termination of such employment.  All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort.  This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity.  The parties agree to apply California law in interpreting the Release.  Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute.  Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.”

2.      This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

3.      In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release.  I understand that nothing in this Release is intended to constitute an unlawful release or waiver of any of my rights under any laws and/or to prevent, impede, or interfere with my ability and/or rights, if any:  (a) under applicable workers’ compensation laws; (b) to seek unemployment benefits; (c) to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, or any applicable state agency; (d) provide truthful testimony if under subpoena to do so, (e) file a claim with any state or federal agency or to participate or cooperate in such a matter, and/or (f) to challenge the validity of this release.  Furthermore, notwithstanding any provisions and covenants herein, the Release shall not waive (a) any rights to indemnification I may have as an officer of Employer or otherwise in connection with my employment with Employer, under Employer’s bylaws or other governing instruments or any agreement addressing such subject matter between Employer and me (including any fiduciary insurance policy maintained by Employer under which I am covered) or under any merger or acquisition agreement addressing such subject matter, (b) any obligations owed to me pursuant to the Agreement, (c) my rights of insurance under any liability policy covering Employer’s officers (in addition to the rights under subsection (a) above), or (d) any accrued but unpaid wages; any reimbursement for business expenses pursuant to Employer’s policies for such reimbursements, any outstanding claims for benefits or payments under any benefit plans of Employer or subsidiaries, any accrued but unused vacation, any ongoing agreements evidencing outstanding equity awards granted to me, any obligations owed to me pursuant to the terms of outstanding written agreements between myself and Employer and any claims I may not release as a matter of law, including indemnification claims under applicable law. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to Section 11 below, and the arbitration provision set forth in the Agreement.

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4.      I understand and agree that Employer will not provide me with the Severance Benefits unless I execute the Release.  I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

5.      As part of my existing and continuing obligations to Employer, I have returned to Employer all documents (and all copies thereof) and other property belonging to Employer that I have had in my possession at any time, including but not limited to files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Employer (and all reproductions thereof).  I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Employer, or with a predecessor or successor of Employer, pursuant to the terms of such agreement(s).

6.      I represent and warrant that I am the sole owner of all claims relating to my employment with Employer and/or with any predecessor of Employer, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

7.      I agree to keep the Severance Benefits and the provisions of this Release confidential and not to reveal their contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

8.      I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or me.

9.      I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

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10.    I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

11.    Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision of the Agreement.  If for any reason the arbitration procedure set forth in the Agreement is unavailable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto.  The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release.  Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

12.   I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release.  I understand that the offer of the Severance Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time.  I further understand that Employer’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Employer (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Employer I understand that I may revoke my acceptance of the Release.  I understand that the Severance Benefits will become available to me after the Effective Date.

13.    In executing the Release, I acknowledge that I have not relied upon any statement made by Employer, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein.  Furthermore, the Release and the Agreement contain our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representations and agreements regarding the subject matter.  Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Employer.

14.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims.  I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page to General Release Agreement Follows]

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EXECUTIVE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING:  I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS.  I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee ___________, ______.

Executed this ___________ day of ___________, ______.

Signature

Name (Please Print)

[Signature Page to General Release Agreement]

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